Exhibit 99.1
     For Immediate Release

Contact:	Patrick A. Reynolds Director of Investor Relations (706) 649-4973
Synovus Reports Results for Second Quarter 2009
Columbus, Ga., July 23, 2009 — Synovus Financial Corp. (NYSE: SNV) announced today its results of operations for the second quarter of 2009. During the quarter, Synovus took aggressive steps with its asset disposition program and reserve build. The Company’s core operating results for the quarter improved, and the Company believes it has the opportunity to return to profitability during 2010.
Business Highlights
•	Net loss for the second quarter of 2009 was $586.9 million, or $1.82 per common share, compared to net income of $12.1 million, or $0.04 per diluted share, for the second quarter of 2008.

•	The second quarter results reflect an effective tax rate of 11.9% versus 38.4% in the previous quarter. The lower tax benefit is primarily driven by a non-cash charge of approximately $170 million to record an increase in the valuation allowance for deferred tax assets, in accordance with the requirements of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This charge does not preclude Synovus from carrying back current year operating losses to obtain refunds from prior periods or using net deferred tax assets to offset future taxable income.

•	Total credit costs for the second quarter were $807.8 million, including provision expense of $631.5 million and foreclosed real estate costs of $172.4 million. These costs were largely driven by a significant increase in the allowance for loan losses as well as the impact of losses on liquidations of non-performing assets.

•	Pre-tax, Pre-credit Costs Income was $144.8 million, up $15.6 million over the first quarter of 2009.

•	Net Interest Margin was 3.23%, up 18 basis points from 3.05% in the first quarter of 2009.

•	Non-performing Assets were down $15.0 million from the first quarter of 2009, as dispositions of non-performing assets reached $404 million in the second quarter.

•	Allowance for Loan Losses increased $276.3 million in the quarter to 3.33% of total loans.

•	Total Past Due Loans and Still Accruing were down $255.3 million in the quarter to 1.20% of loans outstanding, compared to 2.12% in the first quarter of 2009.

•	Mortgage revenues increased $5.3 million from the first quarter of 2009 million to $14.6 million in the second quarter of 2009.

•	Capital Ratios — Tangible Common Equity to Tangible Assets Ratio was 6.05%, Tier 1 Capital Ratio was 9.52%, and Total Risk-Based Capital Ratio was 12.76%.

•	Salaries and other personnel expenses were $109.3 million for the quarter, down $2.7 million from the first quarter of 2009. Total employees were 6,465 compared to 6,720 at the end of the first quarter of 2009. Expenses for the quarter reflect the $16.6 million FDIC special assessment.
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

“Our aggressive approach of charging down and disposing of non-performing assets led to a reduction of these problem assets in the quarter,” said Richard Anthony, Chairman and CEO. “Additionally, we experienced an increase in pre-tax, pre-credit costs income for the first time in the last four quarters which we believe demonstrates our core earnings potential in a more favorable credit environment. With our current capital position, we believe that we will be able to come out of this credit crisis as a strong bank holding company. We are committed to doing everything we can to return to profitability, repay the U.S. Treasury, and restore our dividend as soon as possible.”
Synovus will host an earnings highlights conference call at 4:30 pm EDT, on July 23, 2009. The earnings call will be accompanied by a slide presentation. Shareholders and other interested persons may access the slide presentation and listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.
Synovus is a financial services holding company with approximately $35 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 30 banks, 332 offices, and 466 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
Forward-Looking Statements
This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, our statements regarding (1) improvements in our core operating results; (2) our expectations regarding the opportunity to return to profitability during 2010; (3) our belief in our demonstrated core earnings potential in a more favorable credit environment; (4) our liquidity position and capital strength in terms of positioning us for the future; and (5) the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release and our filings with the Securities and Exchange Commission. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release and our filings with the Securities and Exchange Commission include: (1) further deteriorations in credit quality, particularly in residential construction and development loans, may continue to result in increased non-performing assets and credit losses, which will adversely impact our earnings and capital; (2) declining values of residential real estate may result in further write-downs of assets, which may increase our credit losses and negatively affect our financial results; (3) continuing weakness in the residential real estate environment may negatively impact our ability to liquidate non-performing assets; (4) the impact on our borrowing costs, capital cost and our liquidity due to adverse changes in our current credit ratings; (5) our ability to manage fluctuations in the value of our assets and liabilities to maintain sufficient capital and liquidity to support our operations; (6) restrictions or limitations on access to funds from subsidiaries, thereby restricting our ability to make payments on our obligations or dividend payments; (7) continuing deteriorations in general economic conditions and conditions in the financial markets; (8) inadequacy of our allowance for loan losses, or the
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

risk that the allowance may prove to be inadequate or may be negatively affected by credit risk exposures; (9) changes in the interest rate environment which may increase funding costs and reduce earning assets yields, thus reducing margins; (10) risks associated with the concentration of our non-performing assets in certain geographic regions and with affiliated borrowing groups; (11) the risk of additional future losses if the proceeds we receive upon the liquidation of non-performing assets are less than the fair value of such assets; (12) changes in accounting standards; (13) slower than anticipated rates of growth in non-interest income; (14) impact of the Emergency Economic Stabilization Act and other recent and proposed changes in the regulation of banks and financial institutions; (15) risks associated with litigation; (16) the volatility of our stock price; and (17) the other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
Use of Non-GAAP Financial Measures
This press release contains the following non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles: pre-tax, pre-credit costs income and the tangible common equity to tangible assets ratio. The most comparable GAAP measures are pre-tax income (loss) and the ratio of total equity to total assets, respectively. Management uses these non-GAAP financial measures to assess the performance of Synovus’ core business and the strength of its capital position. Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist investors in evaluating Synovus’ operating results, financial strength and capitalization. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. The computations of pre-tax, pre-credit costs income and the tangible common equity to tangible assets ratio, and reconciliation of these measures to income (loss) before income taxes and the ratio of total equity to total assets are set forth in the tables below:
Reconciliation of Non-GAAP Financial Measures

(in thousands)	2Q09	1Q09	4Q08	3Q08	2Q08
Pre-tax loss	$(663,396)	(221,806)	(740,480)	(59,682)	21,539

Add: Provision expense	631,526	290,437	363,867	151,351	93,616
Add: Other credit costs	176,308	54,277	78,691	45,266	29,686
Add: Goodwill impairment	—	—	442,730	9,887	27,000
Add: Restructuring charges	397	6,358	2,826	9,048	4,251
Add (Subtract): Visa litigation settlement expense (recovery)	—	—	(6,390)	6,347	—

Pre-tax, pre-credit costs income	$144,835	129,266	141,244	162,217	176,092

Total assets	$34,349,670	34,547,432			34,227,301
Less: Goodwill	(39,280)	(39,521)			(492,138)
Less: Other intangible assets	(18,914)	(20,064)			(24,860)

Tangible assets	$34,291,476	34,487,847			33,710,303

Total equity	$3,055,163	3,671,398			3,452,683
Less: Goodwill	(39,280)	(39,521)			(492,138)
Less: Other intangible assets	(18,914)	(20,064)			(24,860)
Less: Cumulative perpetual preferred stock	(923,855)	(921,728)			—

Tangible common equity	2,073,114	2,690,085			2,935,685

Tangible common equity to tangible assets	6.05%	7.80%			8.71%
###
Post Office Box 120 / Columbus, GA 31902
www.synovus.com